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                                                                   EXHIBIT 99.1

HAYES LEMMERZ EXPLORES POTENTIAL DIVESTITURE OF ITS COMMERCIAL HIGHWAY HUB AND BRAKE DRUM BUSINESS

NORTHVILLE, MICHIGAN -- DECEMBER 9, 2004 -- Hayes Lemmerz International, Inc. (NASDAQ: HAYZ) announced today that it is exploring the potential divestiture of its Commercial Highway Hub and Brake Drum business. This includes the operations in Berea, KY, Chattanooga, TN and the MinCer operations in Mexico City, Mexico. This initiative does not include the Company's Automotive Brake Business that manufactures brake components for the passenger car and light truck market.

"The Commercial Highway Hub and Drum business is performing well financially. With a solid customer base, excellent brand and great people, it has significant growth opportunities in its target markets," said Curtis Clawson, President, CEO and Chairman of the Board. "Our decision to explore a divestiture reflects our emphasis on maximizing shareholder value. We will continue to focus our resources on our core strengths where we have a competitive advantage."

"We are still in the early stages of exploring the potential divestiture of the business. The Board will consider the Company's options and determine the course of action that is in the best interest of its shareholders," said Mr. Clawson.

The Company further said that it had retained Donnelly Penman & Partners, a Michigan Investment Banking firm, to assist in the evaluation of strategic options.

Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 facilities in 14 countries and approximately 11,000 employees worldwide.

Contact:  Marika P. Diamond, 734.737.5162